UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022 (July 21, 2022)

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange where registered
Common Stock $.001 par value	VRSK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2022, Verisk Analytics, Inc. (“the “Company”) announced that Elizabeth Mann, age 47, has been named Executive Vice President and Chief Financial Officer of the Company, effective September 15, 2022. As Executive Vice Present and Chief Financial Officer, Ms. Mann will lead the Company’s global finance organization which includes accounting and controllership, financial planning and analysis, investor relations, strategic sourcing and procurement, tax and treasury.

Ms. Mann comes to the Company from S&P Global, Inc. where from May 2019 to present, she served as chief financial officer for the Ratings and Mobility divisions, and prior to that senior vice president of capital management. From 2007 to 2019, Ms. Mann also held roles of increasing responsibility at Goldman Sachs, including as managing director in the firmwide strategy group and the technology, media & telecom investment banking group. Before joining corporate America, Ms. Mann earned a doctorate in Mathematics from the University of Oxford and was Moore Instructor & National Science Foundation Postdoctoral Fellow at the Massachusetts Institute of Technology.

Ms. Mann has not previously held any position or office with the Company. There is no arrangement or understanding between Ms. Mann and any other person pursuant to which she was selected as an officer. There are no family relationships between Ms. Mann and any director or executive officer of the Company, and Ms. Mann is not party to any transaction in which the Company is a participant.

In connection with Ms. Mann’s appointment as Executive Vice President and Chief Financial Officer, Ms. Mann will be granted a one-time equity award of $3,000,000 in the form of restricted stock units of the Company’s common stock that will vest in two equal installments on the first and second anniversaries of the grant date. Ms. Mann will receive an initial annual base salary of $650,000 and an annual short term incentive cash bonus (“STI”) with a target of 125% of annual base salary, each subject to annual review. For performance year 2022, Ms. Mann will receive a guaranteed STI award of $375,000 in recognition of the economic value Ms. Mann is forfeiting under her previous employer’s STI program, plus a prorated STI award for the portion of the 2022 performance year Ms. Mann is employed with the Company subject to the achievement of Company financial metrics and individual performance. Ms. Mann will also be eligible to receive an annual long term incentive equity award (“LTI”) of $2,000,000 to be granted in January 2023, and thereafter will be eligible to receive annual LTI awards based on performance criteria established for similarly situated executive officers of the Company.

Ms. Mann will also enter into a change in control severance agreement with the Company (the “CIC Severance Agreement”) which is the same form of agreement as provided to certain other senior executives of the Company, and will participate in the Senior Executive Severance Benefit Plan (the “Executive Severance Plan”) which provides severance pay benefits to eligible senior executives of the Company, including the Company’s named executive officers, whose employment with the Company is terminated involuntarily under the conditions described in the Executive Severance Plan.

The foregoing description of the CIC Severance Agreement is qualified in its entirety by reference to the CIC Severance Agreement, the form of which is filed as Exhibit 10.8 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 dated September 21, 2009 and incorporated herein by reference. The foregoing description of the Executive Severance Plan is qualified in its entirety by reference to the Executive Severance Plan which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 5, 2022 and incorporated herein by reference.

A copy of the press release announcing the appointment of Ms. Mann as Executive Vice President and Chief Financial Officer of the Company is annexed as Exhibit 99.1. All information in the press release is furnished but not filed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 21, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: July 25, 2022	By:	/s/ Kathy Card Beckles
		Name:	Kathy Card Beckles
		Title:	Executive Vice President, General Counsel and Corporate Secretary